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                                 Exhibit (d)(2)

                            Form of Option Agreement

                     Selectica, Inc. 1999 Stock Option Plan



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                   SELECTICA, INC. 1999 EQUITY INCENTIVE PLAN

                          NOTICE OF STOCK OPTION GRANT


               You have been granted the following option to purchase Common Stock of Selectica, Inc. (the "Company"):


               Name of Optionee:                   [Name]

               Total Number of Shares Granted:     [TotalShares]

               Type of Option:                     Nonstatutory Stock Option

               Exercise Price Per Share:           $[PricePerShare]

               Date of Grant:                      [DateGrant]

               Vesting Commencement Date:          [VestDay]

               Vesting Schedule:                   This option becomes exercisable with respect to the first
                                                   25% of the Shares subject to this option when you complete
                                                   12 months of continuous service from the Vesting
                                                   Commencement Date and with respect to an additional 1/48 of the Shares subject to this option when you complete each
                                                   month of continuous service thereafter.

               Expiration Date:                    [ExpDate]


By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 1999 Equity Incentive Plan (the "Plan") and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE:                            SELECTICA, INC.



                                     By:
-------------------------------         -------------------------------------

                                     Title:
                                           -----------------------------------

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                   SELECTICA, INC. 1999 EQUITY INCENTIVE PLAN

                             STOCK OPTION AGREEMENT




TAX TREATMENT       This option is intended to be a nonstatutory option, as
                    provided in the Notice of Stock Option Grant.

VESTING This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option becomes exercisable in full and vested in full if the Company is subject to a "Change in Control" (as defined in the Plan) while you are an employee, consultant or director of the Company or a subsidiary of the Company, UNLESS this option remains outstanding following the "Change in Control," or is assumed by the surviving corporation (or parent or subsidiary thereof) or substituted with an option with substantially the same terms by the surviving corporation (or parent or subsidiary thereof). The determination of whether a substituted option has substantially the same terms as this option shall be made by the Compensation Committee, and its determination shall be final, binding and conclusive.

                    If you experience an Involuntary Termination (as defined in the Plan) within twelve (12) months following a Change in Control (as defined in the Plan), the vesting and exercisability of this option shall automatically accelerate, as if you provided another twelve (12) months of service following such involuntary termination.


                    If the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of vesting and exercisability shall not occur to the extent that the Company's independent accountants and such other party's independent accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting.


                    No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any reason.


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TERM                This option expires in any event at the close of business at
                    Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

REGULAR             If your service as an employee, consultant or director of
TERMINATION         the Company or a subsidiary of the Company terminates for
                    any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

DEATH If you die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

DISABILITY          If your service as an employee, consultant or director of
                    the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

                    For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

LEAVES OF ABSENCE   For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work. In addition, at the discretion of the Company, the vesting and exercisability of your option may be suspended during a leave of absence, in accordance with the Company's general policies, which may be amended from time to time.

RESTRICTIONS ON     The Company will not permit you to exercise this option if
EXERCISE            the issuance of shares at that time would violate any law or regulation.

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NOTICE OF EXERCISE      When you wish to exercise this option, you must
                        notify the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

                        If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

FORM OF PAYMENT         When you submit your notice of exercise, you
                        must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

                        - Your personal check, a cashier's check or a money
                          order.
                        - Certificates for shares of Company stock that you own,
                          along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.


                        - Irrevocable directions to a securities broker
                          approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                        - Irrevocable directions to a securities broker or
                          lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

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WITHHOLDING TAXES AND   You will not be allowed to exercise this option unless
STOCK WITHHOLDING       you make arrangements acceptable to the Company to pay
                        any withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.


RESTRICTIONS ON RESALE  By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

TRANSFER OF OPTION      Prior to your death, only you may exercise
                        this option. You cannot transfer or assign this option.
                        For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.


                        Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

RETENTION RIGHTS        Your option or this Agreement do not give you the
                        right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

STOCKHOLDER RIGHTS      You, or your estate or heirs, have no rights as a
                        stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

ADJUSTMENTS             In the event of a stock split, a stock dividend or a
                        similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

APPLICABLE LAW          This Agreement will be interpreted and enforced
                        under the laws of the State of Delaware (without regard to their choice-of-law provisions).

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THE PLAN AND OTHER      The text of the Plan is incorporated in this Agreement
AGREEMENTS              by reference.

                        This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND
                  CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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